Exhibit 10.10
TERMS AND CONDITIONS
OF
STOCK APPRECIATION RIGHTS
GRANTED IN 2007 UNDER
STOCK PERFORMANCE PLAN

STOCK PERFORMANCE PLAN
TERMS AND CONDITIONS OF
STOCK APPRECIATION RIGHTS GRANTED IN 2007
SECTION I. DEFINITIONS
1.	The term “SAR” means a stock appreciation right.

2.	The term “retirement” used hereafter refers to retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company.
SECTION II. TERMS AND CONDITIONS APPLICABLE TO SARs
1.	Exercise Price

A SAR entitles the grantee to receive a payment from the Company, subject to the limitations set forth in these terms and conditions, equal to the difference between the fair market value of the Company’s common stock at the closing price on the NYSE (New York Stock Exchange)-Composite Transactions Tape on the date when such right is exercised and the grant price determined on the date of grant, less applicable tax withholding.

2.	Exercisability – Three-Year Phase-In

Except as provided in paragraph 4 below, from the grant date to the day prior to the first anniversary of grant date no SARs may be exercised under the grant.

Subject to other terms and conditions herein, including paragraph 4 (b) below (relating to death, retirement, termination due to divestiture or lack of work or total and permanent disability), one-third of the SARs may be exercised beginning on the first anniversary of the grant date. Except as described in paragraph 4 (b), on each of the next two succeeding anniversaries of the grant date an additional one-third of the SARs may be exercised. The SARs available for exercise beginning on the first and second anniversaries shall be rounded down to the nearest whole SAR while the balance of the SARs may be exercised beginning on the third anniversary.

3.	Last Date of Exercisability

No SARs may be exercised under the grant after the earliest of the following:
a.	The day prior to the sixth anniversary of the grant date, or

b.	Two years after the grantees death, or

c.	One year after the day on which employment is terminated due to divestiture (to an entity which is less than 50% owned by DuPont) or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, or

d.	The date (after retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company or termination of employment due to divestiture to an entity which is less than 50% owned by DuPont or lack of work or total and permanent disability as such terms are defined in applicable benefit plans) on which a determination is made in accordance with Article XI, paragraph 2 of the Stock Performance Plan, that the grantee willfully engaged in any activity which is harmful to the interests of a plan company, or

e.	The date of termination of employment for any reason other than death, divestiture, lack of work, retirement or total and permanent disability as such terms are defined in applicable benefit plans.
4.	Retirement, Termination Due to Divestiture, Lack of Work or Total and Permanent Disability and Death

a.	The day following retirement, termination due to divestiture or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, or upon death, SARs may be exercised, subject to the terms and conditions provided in paragraphs 2 above and 4 (b) below, and all other terms and conditions herein, provided retirement, termination due to divestiture, lack of work, total and permanent disability or death occurs at least six months after grant date. If, however, retirement, termination due to divestiture, lack of work or total and permanent disability, or death occurs prior to that date, no such SARs may be exercised and grants will terminate.

b.	The three-year exercisability limitation described in paragraph 2 above remains in effect in the event of retirement and is waived in the event of death. In the event of termination of employment due to divestiture or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, the three-year exercisability limitation described in paragraph 2 above remains in effect during the one-year post-termination period of exercisability.
5.	Adjustments

In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made as indicated in Article XII of the Stock Performance Plan in the number of SARs and the price per share applicable thereto.

6.	Nontransferability and Exercise Upon Death

During the grantee’s lifetime, this grant is not transferable and SARs may be exercised only by the grantee, except as may otherwise be provided in rules established by the Compensation Committee to permit transfers or to authorize a third party to act on behalf of the grantee with respect to any SARs.

In the event of death, to the extent SARs under this grant have not already been exercised or this grant otherwise terminated, this grant shall be exercisable:
a.	by the person or persons designated by the grantee in the last designation filed with the plan administrator, or

b.	if no such designation has been filed, by the executor or administrator of the grantee’s estate or in accordance with his or her directions, subject to the other terms and conditions contained herein.
If the grantee desires to designate a contingent beneficiary for receipt of these grants, the grantee must file a designation form with the plan administrator,

7.	How to Exercise

To exercise the SAR, the grantee must call the plan administrator.

Requests to exercise SARs will be valued using that day’s average of the high and low price for DuPont stock as determined on the NYSE (New York Stock Exchange)-Composite Transactions Tape. This price will be used to determine the gross payment from the grantee’s exercise transaction. If the exercise day is not a day the NYSE is open, the transaction will be valued at the average price on the next trading day the exchange is open.

Exercise of SARs will be effected only if notice of such is received by the plan administrator on or before the last day allowed for the exercise of SARs as indicated above.

The proceeds for the grantee’s SARs exercise will be paid to the grantee by the grantee’s local payroll.

8.	Satisfying Withholding

When withholding of national, social, and/or local taxes is required in a country, it will be withheld from the gross cash payment prior to release of the check.

9.	Exchange Rates

Calculation of the gross payment will be done in U.S. dollars and then translated into local currency by the grantee’s local payroll. Translation should be done using the exchange rate quoted in The Wall Street Journal on the exercise day. If The Wall Street Journal does not quote an exchange rate for a particular currency, an appropriate published equivalent will be used. If the exercise day is not a business day, the exchange rate quoted for the next business day will be used.

10.	Interpretation

The decision of the Compensation Committee with respect to any question arising as to the interpretation of the Stock Performance Plan as it affects these grants, including the severability of any and all of the provisions of the Stock Performance Plan, shall be final, conclusive and binding.

11.	No Acquired Rights

This grant is made at the discretion of the Company, and should not be construed to imply an entitlement to any future grants of a like or different nature.

12.	Incorporation of Stock Performance Plan

In addition to the terms and conditions set forth above, which are fixed by the Compensation Committee in accordance with Article VI, paragraph 4 of the Stock Performance Plan, the grants are also subject to the other applicable provisions of the Stock Performance Plan.